Exhibit 99.1
News
For Immediate Release	Contact:
July 15, 2010	Rick B. Honey
(212) 878-1831

DOUGLAS T. DIETRICH TO SUCCEED JOHN A. SOREL
 AS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF MINERALS TECHNOLOGIES INC.
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NEW YORK, July 15—Minerals Technologies Inc. (NYSE: MTX) announced today that Douglas T. Dietrich has been appointed senior vice president and chief financial officer effective January 1, 2011. Mr. Dietrich, vice president, Business Development and Treasury, will succeed John A. Sorel, who is retiring from the company early in 2011 after 37 years of service.
“We are fortunate to have someone of Doug Dietrich’s caliber and business experience to step into the position that has been so competently filled by John Sorel.” said Joseph C. Muscari, chairman and chief executive officer. “For the remainder of 2010, Mr. Sorel, who has made numerous significant contributions to the growth and success of Minerals Technologies, will be actively involved in the transition of responsibilities.”
Douglas T. Dietrich joined the company as head of Corporate Development and Treasury in August 2007. Before joining Minerals Technologies, Mr. Dietrich was vice president, Alcoa Wheel Products—Automotive Wheels, a global division with six manufacturing facilities located in the U.S., Canada, Venezuela, and Russia.
During his tenure at Alcoa, he also served as president, Alcoa Latin America Extrusions, with operations located in Brazil, Venezuela, the United States, Korea and Russia; general manager, Global Rod and Bar Products, producing specialty alloys for the Automotive and Aerospace industry; and as manager, Business Development and Strategic Global Sourcing—Asia & Latin America, where he developed and implemented a low-cost country sourcing strategy with focus on China and Brazil.
Before joining Alcoa, Mr. Dietrich worked for Eaton Corporation and Westinghouse Electric Corporation where he held various positions in Engineering and Operations Management.
Doug Dietrich holds an MBA in Finance from The Wharton School at the University of Pennsylvania and a Bachelor of Science degree in Mechanical Engineering from the University of Michigan.
John Sorel began his career as assistant controller with the Pfizer Minerals, Pigments and Metals Division in 1973 and over the years moved into roles of increasing responsibility. After Minerals Technologies became an independent company from Pfizer in 1992, he moved from Finance to Operations, where as vice president and managing director-Paper PCC, he was instrumental in expanding the company’s PCC business internationally. In November 2002, he was appointed senior vice president-Finance, chief financial officer and treasurer.
Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $907.3 million in 2009.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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